Exhibit 99.4
Cardtronics Announces Secondary Offering of 7 Million Shares of Existing Common Stock by Selling Stockholders
HOUSTON, August 16, 2010 — Cardtronics, Inc. (Nasdaq:CATM), the world’s largest non-bank owner of ATMs, today announced a proposed secondary offering of 7 million shares of already outstanding common stock by the following selling stockholders: CapStreet II, L.P., CapStreet Parallel II, L.P., and investment funds affiliated with TA Associates. The selling stockholders are granting the underwriters an option to purchase up to an additional 1,050,000 shares of common stock to cover over-allotments, if any. Cardtronics will not receive any of the proceeds from the secondary offering of shares of its common stock by the selling stockholders.
Piper Jaffray & Co. and UBS Securities LLC are the joint book-running managers for the offering.
A copy of the prospectus supplement and base prospectus relating to the offering may be obtained by contacting: Piper Jaffray & Co. Attention: Prospectus Department, 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402, telephone: 1-800-747-3924 or email: prospectus@pjc.com or UBS Securities LLC, Attention: Prospectus Department, 299 Park Avenue, New York, New York, 10171, (888-827-7275, ext. 3884).
The offering is being made pursuant to an effective shelf registration statement filed with the U.S. Securities and Exchange Commission (SEC). A prospectus supplement and accompanying prospectus describing the terms of the offering have been filed with the SEC and are available on its website at http://www.sec.gov.
This press release shall not constitute an offer to sell or solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
ABOUT CARDTRONICS
Cardtronics, headquartered in Houston, Texas, provides automated consumer financial services through its network of ATMs and multi-function financial services kiosks throughout the United States, the United Kingdom and Mexico.
The Cardtronics logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=991.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements regarding the offering in this press release are forward-looking and are based upon Cardtronics’ current belief as to the outcome and timing of future events. All statements, other than statements of historical facts that address activities that Cardtronics plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in operating risks, liquidity risks, legislative developments and other risk factors and known trends and uncertainties as described in Cardtronics’ Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Cardtronics’ actual results and plans could differ materially from those expressed in the forward-looking statements. Cardtronics undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.